                                                                      EXHIBIT 12

                          CAPSTEAD MORTGAGE CORPORATION
                  COMPUTATION OF RATIO OF EARNINGS TO COMBINED
                   FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                          (IN THOUSANDS, EXCEPT RATIOS)
                                   (UNAUDITED)


(a) Computation of ratio of earnings to combined fixed charges and preferred stock dividends (including CMO debt):

                             THREE MONTHS                YEAR ENDED DECEMBER 31
                                ENDED       --------------------------------------------------
                            MARCH 31, 2002    2001      2000       1999      1998       1997
                            --------------  --------  --------   --------  ---------  --------
Fixed charges                  $52,033      $362,327  $540,605   $502,933  $ 673,233  $633,845
Preferred stock dividends        5,099        20,446    24,260     22,556     22,342    25,457
                               -------      --------  --------   --------  ---------  --------
Combined fixed charges
   and preferred stock
   dividends                   $57,132      $382,773  $564,865   $525,489  $ 695,575  $659,302
                               =======      ========  ========   ========  =========  ========

Fixed charges                  $52,033      $362,327  $540,605   $502,933  $ 673,233  $633,845
Net income (loss)               28,375       106,276   (51,486)    57,909   (234,764)  159,926
                               -------      --------  --------   --------  ---------  --------

                               $80,408      $468,603  $489,119   $560,842  $ 438,469  $793,771
                               =======      ========  ========   ========  =========  ========
Ratio of earnings to
   combined fixed charges
   and preferred stock
   dividends                    1.41:1        1.22:1    0.87:1     1.07:1     0.63:1    1.20:1
                               =======      ========  ========   ========  =========  ========

(b) Computation of ratio of earnings to combined fixed charges and preferred stock dividends (excluding CMO debt):

                             THREE MONTHS                YEAR ENDED DECEMBER 31
                                ENDED       --------------------------------------------------
                            MARCH 31, 2002    2001      2000       1999      1998       1997
                            --------------  --------  --------   --------  ---------  --------
Fixed charges                  $14,047      $164,422  $303,126   $232,852  $ 332,985  $352,348
Preferred stock dividends        5,099        20,446    24,260     22,556     22,342    25,457
                               -------      --------  --------   --------  ---------  --------
Combined fixed charges
   and preferred stock
   dividends                   $19,146      $184,868  $327,386   $255,408  $ 355,327  $377,805
                               =======      ========  ========   ========  =========  ========

Fixed charges                  $14,047      $164,422  $303,126   $232,852  $ 332,985  $352,348
Net income (loss)               28,375       106,276   (51,486)    57,909   (234,764)  159,926
                               -------      --------  --------   --------  ---------  --------

                               $42,422      $270,698  $251,640   $290,761  $  98,221  $512,274
                               =======      ========  ========   ========  =========  ========
Ratio of earnings to
   combined fixed charges
   and preferred stock
   dividends                    2.22:1        1.46:1    0.77:1     1.14:1     0.28:1    1.36:1
                               =======      ========  ========   ========  =========  ========